Exhibit 10.20

Non-Qualified Retirement/Savings Plan of Apache Corporation

Apache Corporation (“Apache”) sponsors the Non-Qualified Retirement/Savings Plan of Apache Corporation (the “Plan”). In section 8.02 of the Plan, Apache reserved the right to amend the Plan from time to time. Apache hereby exercises that right, as follows, effective as of January 1, 2012.

1. Section 1.10(b)(xii) of the Plan shall be replaced in its entirety with the following.

(xii)	payments from any benefit plan, such as any stock appreciation rights or payments from a Share Appreciation Plan, any payment from the Deferred Delivery Plan or the Executive Restricted Stock Plan, and payments pursuant to grants made under the Omnibus Equity Compensation Plan of 2007 or Omnibus Equity Compensation Plan of 2011, and

2. Section 3.01(b) of the Plan shall be replaced in its entirety with the following.

(a)	Maximum and Minimum Deferrals. A Participant may elect to defer up to 50% of his Compensation (other than a bonus described in section 1.10(a)(iii)) and up to 75% of a bonus described in section 1.10(a)(iii). The minimum deferral that a Participant may elect for both this Plan and the Savings Plan combined is 8% of his Compensation.

3. Section 3.01(d) of the Plan shall be replaced in its entirety with the following.

(d)	Procedures for Making Elections. The Committee has complete discretion to establish procedures for the completion of Enrollment Agreements, including the acceptable forms and formats of the deferral election (for example, written or electronic, as a whole percentage of Compensation or specific dollar amount, and the manner in which the Enrollment Agreement coordinates with the Savings Plan). The Committee has complete discretion to establish the enrollment periods during which Participants may make Enrollment Agreements, within the bounds described in subsections (a) and (c). The Committee may establish different enrollment periods for different types of Compensation or different groups of Participants. The Committee may specify any default choices that will apply unless the Participant affirmatively elects otherwise. For example, the Committee could decide that the failure to complete a new Enrollment Agreement means that (i) the prior Plan Year’s Enrollment Agreement for that type of Compensation will be continued for another year, or (ii) no Participant Deferrals will be made, or (iii) the Participant will defer 8% of his Compensation in excess of the limit on compensation that can be taken into account for benefit-calculation purposes in the Savings Plan and the Retirement Plan pursuant to Code §401(a)(17).

4. The first sentence of Section 3.01(f) of the Plan (regarding that section’s effective date) shall be eliminated.

5. Section 3.02(a)(i) of the Plan shall be replaced in its entirety with the following.

(i)	Basic Match. The “total match” for the Plan Year is equal to the Participant’s “total deferrals” for the Plan Year, up to a maximum total match for the Plan Year of 8% of the Participant’s Compensation for the Plan Year, except that the match in this Plan is $0 if the Participant has not made the maximum contributions to the Savings Plan that are excludable from his gross income pursuant to Code §402(g).

6. Section 3.02(e) of the Plan shall be replaced in its entirety with the following.

(e)	Retirement-6. In order to receive an allocation of the retirement-6 contribution, an employee must be eligible to participate in the Plan on the last business day of the Plan Year.

(i)	Basic Retirement-6 Contribution. The retirement-6 contribution for the Plan Year is equal to 6% of the Participant’s Compensation for the Plan Year that is in excess of the limit on compensation that may be taken into account in the Retirement Plan pursuant to Code §401(a)(17).

Prepared December 17, 2011

(ii)	Potential Additional Retirement-6 Contribution. If a Participant’s Company Mandatory Contribution in the Retirement Plan is reduced to comply with any requirement of federal law, then the Participant’s retirement-6 contribution for this Plan calculated under paragraph (i) will be increased by the amount of the reduction in the Company Mandatory Contribution in the Retirement Plan. For example, a Participant will receive an extra $2,000 retirement-6 contribution in this Plan for 2012 if he is age 49 or older on January 1, 2012, has Compensation over $250,000, makes the maximum contribution to the Savings Plan (the $17,000 basic 401(k) contribution and the $5,500 catch-up contribution), receives a $20,000 match in the Savings Plan (8% of $250,000), and has his Company Mandatory Contribution in the Retirement Plan reduced from $15,000 (6% of $250,000) to $13,000 because of the limitations of Code §415(c).

7. Section 5.02(b) of the Plan shall be replaced its entirety with the following.

(b)	Vesting. If a Participant becomes eligible to again make Participant Deferrals more than five years after Separating from Service, (i) the Plan will establish a new Account for the benefits he accrues during his second episode of participation; (ii) his years of completed service for his new Account will include only his service from his second episode; and (iii) his new service will not increase the vesting of any benefits from his first episode of participation. If a Participant becomes eligible to again make Participant Deferrals less than five years after Separating from Service (or if he never Separated from Service), the Participant’s years of completed service for his benefits from his second episode of participation will include his service from both episodes of employment.

8. Section 5.04(a) of the Plan shall be amended by replacing both occurrences of the date “January 1, 2009” with the date “January 1, 2012.”

9. Section 5.04(c)(i) of the Plan shall be replaced in its entirety with the following.

(i)	Matched and Unmatched Participant Deferrals. Because different payout alternatives are available for matched and unmatched Participant Deferrals, the Plan will separately account for matched and unmatched Participant Deferrals. Each Plan Year’s unmatched Participant Deferrals, if any, are equal to the amount by which the sum of the Participant Deferrals to this Plan for the Plan Year and the Before-Tax Contributions to the Savings Plan for the Plan Year are greater than 8% of the Participant’s Compensation for the Plan Year. The Committee has full discretion in determining an appropriate and administratively feasible method for differentiating between matched and unmatched Participant Deferrals. The Committee may wait until the end of the Plan Year to make this determination, and may attribute the investment earnings or losses on the Participant Deferrals to the matched Participant Deferrals, to the unmatched Participant Deferrals, or partly to each.

10. The first paragraph of Section 5.04(c)(iii) of the Plan shall be replaced in its entirety with the following.

(i)	Payout Elections for Unmatched Participant Deferrals. A Participant shall make a separate payout election for the next year’s unmatched Participant Deferrals. The payout election must be made no later than June 30 (or such earlier date established by the Committee) of the year preceding the year in which the unmatched Participant Deferral occurs. Newly eligible Participants must complete a payout election at the same time as their initial Enrollment Agreement. The Participant may choose from among the following payout alternatives for the subaccount containing that Plan Year’s unmatched Participant Deferrals.

11. Section 5.06(b)(ii) of the Plan shall be replaced its entirety with the following.

(ii)	Payout upon a Change of Control. This paragraph applies only to benefits accrued after December 31, 2010. A Participant may elect to have all his vested benefits accrued after December 31, 2010 paid to him in a single payment on the date of the Change of Control or as soon as administratively practicable thereafter; to the extent the Participant does not elect to

Prepared December 17, 2011

receive payment upon the Change of Control, his benefits shall be paid pursuant to whichever of sections 5.04, 5.05, 5.06(b)(i), 5.07, or 5.08 applies. A new Participant’s election under this paragraph must be made no later than the deadline for the Participant’s initial payout election pursuant to section 5.04(b)(i) (that is, within 30 days of becoming eligible to participate in the Plan) or such earlier date as the Committee may establish.

12. Section 6.01(a) of the Plan shall be replaced its entirety with the following.

(a)	Current. The Committee is currently comprised of the members of the Retirement Plan Advisory Committee.

13. Section 9.04(b) of the Plan shall be replaced its entirety with the following.

(b)	Representatives. A claimant may appoint a representative to act on his behalf. The Plan will only recognize a representative if the Plan has received a written authorization signed by the claimant and on a form prescribed by the Committee, with the following exceptions. The Plan will recognize a claimant’s legal representative, once the Plan is provided with documentation of such representation. If the claimant is a minor child, the Plan will recognize the claimant’s parent or guardian as the claimant’s representative. Once an authorized representative is appointed, the Plan will direct all information and notification regarding the claim to the authorized representative and the claimant will not be copied on any notifications regarding decisions, unless the claimant provides specific written direction otherwise.

EXECUTED this 19th day of December, 2011.

APACHE CORPORATION

By:	/s/ Margery M. Harris
Margery Harris
Senior Vice President, Human Resources

Prepared December 17, 2011